                                                    ---------------------------
                                                           OMB APPROVAL
                                                    ---------------------------
------                                                 OMB Number: 3235-0362
FORM 5                                               Expires: October 31, 2001
------                                               Estimated average burden
                                                    hours per response .... 1.0
                                                    ---------------------------

/ / Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/ / Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/ / Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
 Carey,           William           P.            W.P. Carey & Co. LLC ("WPC")                  Issuer (Check all applicable)
---------------------------------------------------------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year          X  Officer (give    Other (Specify
525 Park Avenue                                   Person (Voluntary)          12/2000           ----        title ---       below)
-------------------------------------------         ###-##-####           -------------------               below)
                 (Street)                                                                               Chairman and CEO
                                                                                                       ----------------------------
                                                                          ----------------------------------------------------------
                                                                          5. If Amendment,    7. Individual or Joint/Group Filing
                                                                             Date of Original    Reporting (Check applicable box)
                                                                             (Month/Year)         X   Form filed by One
                                                                                                 ---- Reporting Person
                                                                                                      Form filed by More than
    NY                NY            10021                                                          ---- One Reporting Person
-------------------------------------------    -------------------------------------------------------------------------------------
  (City)           (State)           (Zip)     TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

------------------------------------------------------------------------------------------------------------------------------------
Common Stock                       12/8/00      P       1,800       A          17.00        9,251,879            D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/12/00      P       3,800       A          17.30        9,251,879            D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/13/00      P       3,800       A          17.48        9,251,879            D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/14/00      P       1,500       A          17.31        9,251,879            D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/15/00      P       2,200       A          17.69        9,251,879            D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/18/00      P       4,800       A          17.60        9,251,879            D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/19/00      P       4,800       A          17.61        9,251,879            D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/20/00      P         500       A          17.59        9,251,879            D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                                               (Print or Type Responses)             SEC 2270 (3/91)

                                                    ---------------------------
                                                           OMB APPROVAL
                                                    ---------------------------
------                                                 OMB Number: 3235-0362
FORM 5                                               Expires: October 31, 2001
------                                               Estimated average burden
                                                    hours per response .... 1.0
                                                    ---------------------------

/ / Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/ / Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/ / Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
Carey,            William            P.           W.P. Carey & Co., LLC ("WPC")                 Issuer (Check all applicable)
---------------------------------------------------------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year          X  Officer (give    Other (Specify
525 Park Avenue                                   Person (Voluntary)           12/2000          ----        title ---       below)
-------------------------------------------         ###-##-####           -------------------               below)
                 (Street)                                                                              Chairman & CEO
                                                                                                       ----------------------------
                                                                          ----------------------------------------------------------
                                                                          5. If Amendment,    7. Individual or Joint/Group Filing
                                                                             Date of Original    Reporting (Check applicable box)
                                                                             (Month/Year)         X   Form filed by One
                                                                                                 ---- Reporting Person
                                                                                                      Form filed by More than
     NY             NY               10021                                                       ---- One Reporting Person
-------------------------------------------    -------------------------------------------------------------------------------------
  (City)           (State)           (Zip)     TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/27/00      G         566       D             --        9,251,879           --           --
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/27/00      G         566       D             --        9,251,879           --           --
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/27/00      G         566       D             --        9,251,879           --           --
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/27/00      G         566       D             --        9,251,879           --           --
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/27/00      G         566       D             --        9,251,879           --           --
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/27/00      G         566       D             --        9,251,879           --           --
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/27/00      G         566       D             --        9,251,879           --           --
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/27/00      G         566       D             --        9,251,879           --           --
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                                               (Print or Type Responses)             SEC 2270 (3/91)

                                                    ---------------------------
                                                           OMB APPROVAL
                                                    ---------------------------
------                                                 OMB Number: 3235-0362
FORM 5                                               Expires:  October 31, 2001
------                                               Estimated average burden
                                                    hours per response .... 1.0
                                                    ---------------------------

/ / Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/ / Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/ / Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
 Carey,          William            P.            W.P. Carey & Co., LLC ("WPC")                 Issuer (Check all applicable)
---------------------------------------------------------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year          X  Officer (give    Other (Specify
 525 Park Avenue                                  Person (Voluntary)         12/2000            ----        title ---       below)
-------------------------------------------       ###-##-####             -------------------               below)
                 (Street)                                                                              Chairman & CEO
                                                                                                       ----------------------------
                                                                          ----------------------------------------------------------
                                                                          5. If Amendment,    7. Individual or Joint/Group Filing
                                                                             Date of Original    Reporting (Check applicable box)
                                                                             (Month/Year)         X   Form filed by One
                                                                                                 ---- Reporting Person
                                                                                                      Form filed by More than
     NY               NY             10021                                                       ---- One Reporting Person
-------------------------------------------    -------------------------------------------------------------------------------------
  (City)           (State)           (Zip)     TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/27/00      G         566       D             --        9,251,879           --           --
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/27/00      G         566       D             --        9,251,879           --           --
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/27/00      G         566       D             --        9,251,879           --           --
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/27/00      G         566       D             --        9,251,879           --           --
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/27/00      G         566       D             --        9,251,879           --           --
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/27/00      G         566       D             --        9,251,879           --           --
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/27/00      G         566       D             --        9,251,879           --           --
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/27/00      G         566       D             --        9,251,879           --           --
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                                               (Print or Type Responses)             SEC 2270 (3/91)

                                                    ---------------------------
                                                           OMB APPROVAL
                                                    ---------------------------
------                                              OMB Number: 3235-0362
FORM 5                                              Expires:  October 31, 2001
------                                              Estimated average burden
                                                    hours per response .... 1.0
                                                    ---------------------------

/ / Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                      WASHINGTON, D.C. 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/ / Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/ / Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*    2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s) to
  Carey,         William             P.         W.P. Carey & Co., LLC ("WPC")                 Issuer (Check all applicable)
-------------------------------------------------------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. I.R.S. Identification  4. Statement for     ----              ---
                                                  Number of Reporting       Month/Year         X  Officer (give    Other (Specify
  525 Park Avenue                                 Person, if an entity        12/2000         ----title below)  ---       below)
-------------------------------------------       (Voluntary)            ------------------
                 (Street)                           ###-##-####                                       Chairman & CEO
                                                                                                     ----------------------------
                                                                          ----------------------------------------------------------
                                                                          5. If Amendment,    7. Individual or Joint/Group
                                                                             Date of Original    Reporting (Check applicable line)
                                                                             (Month/Year)         X   Form Filed by One
                                                                                                 ---- Reporting Person
                                                                                                      Form Filed by More than
    NY,              NY              10021                                                       ---- One Reporting Person
-------------------------------------------    -------------------------------------------------------------------------------------
  (City)           (State)           (Zip)     TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                  (Month/      (Instr. 8)                                end of Issuer's     Direct         Benefi-
                                   Day/                                                  Fiscal Year         (D) or         cial
                                   Year)                ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                                        Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/27/00      G         566       D             --      9,251,879           --             --
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/27/00      G         566       D             --      9,251,879           --             --
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/27/00      G         566       D             --      9,251,879           --             --
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/27/00      G         566       D             --      9,251,879           --             --
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/27/00      G         566       D             --      9,251,879           --             --
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/27/00      G         566       D             --      9,251,879           --             --
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/27/00      G         566       D             --      9,251,879           --             --
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/27/00      G         566       D             --      9,251,879           --             --
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                                               (Print or Type Responses)             SEC 2270 (3/91)

                                                    ---------------------------
                                                           OMB APPROVAL
                                                    ---------------------------
------                                              OMB Number: 3235-0362
FORM 5                                              Expires:  October 31, 2001
------                                              Estimated average burden
                                                    hours per response .... 1.0
                                                    ---------------------------

/ / Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                      WASHINGTON, D.C. 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/ / Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/ / Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*    2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s) to
  Carey,         William             P.         W.P. Carey & Co., LLC ("WPC")                 Issuer (Check all applicable)
---------------------------------------------------------------------------------------------  X  Director         10% Owner
  (Last)          (First)          (Middle)    3. I.R.S. Identification   4. Statement for    ----              ---
                                                  Number of Reporting        Month/Year        X  Officer (give    Other (Specify
  525 Park Avenue                                 Person, if an entity         12/2000        ---- title below) ---       below)
-------------------------------------------       (Voluntary)             -------------------
                 (Street)                           ###-##-####                                       Chairman & CEO
                                                                                                     ----------------------------
                                                                          ----------------------------------------------------------
                                                                          5. If Amendment,    7. Individual or Joint/Group
                                                                             Date of Original    Reporting (Check applicable line)
                                                                             (Month/Year)         X   Form Filed by One
                                                                                                 ---- Reporting Person
                                                                                                      Form Filed by More than
    NY,              NY              10021                                                       ---- One Reporting Person
-------------------------------------------    -------------------------------------------------------------------------------------
  (City)           (State)           (Zip)     TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                  (Month/      (Instr. 8)                                end of Issuer's     Direct         Benefi-
                                   Day/                                                  Fiscal Year         (D) or         cial
                                   Year)                ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                                        Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/27/00      G         566       D             --      9,251,879           --             --
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/27/00      G         566       D             --      9,251,879           --             --
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/27/00      G         566       D             --      9,251,879           --             --
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/27/00      G         566       D             --      9,251,879           --             --
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/27/00      G         566       D             --      9,251,879           --             --
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/27/00      G         566       D             --      9,251,879           --             --
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/27/00      G         566       D             --      9,251,879           --             --
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/27/00      G         566       D             --      9,251,879           --             --
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                                               (Print or Type Responses)             SEC 2270 (3/91)

                                                    ---------------------------
                                                           OMB APPROVAL
                                                    ---------------------------
------                                              OMB Number: 3235-0362
FORM 5                                              Expires:  October 31, 2001
------                                              Estimated average burden
                                                    hours per response .... 1.0
                                                    ---------------------------

/ / Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                      WASHINGTON, D.C. 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/ / Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/ / Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*    2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s) to
  Carey,         William             P.         W.P. Carey & Co., LLC ("WPC")                 Issuer (Check all applicable)
-------------------------------------------------------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. I.R.S. Identification   4. Statement for    ----              ---
                                                  Number of Reporting        Month/Year        X  Officer (give    Other (Specify
  525 Park Avenue                                 Person, if an entity         12/2000        ----title below)  ---       below)
-------------------------------------------       (Voluntary)             -----------------
                 (Street)                           ###-##-####                                       Chairman & CEO
                                                                                                     ----------------------------
                                                                          ----------------------------------------------------------
                                                                          5. If Amendment,    7. Individual or Joint/Group
                                                                             Date of Original    Reporting (Check applicable line)
                                                                             (Month/Year)         X   Form Filed by One
                                                                                                 ---- Reporting Person
                                                                                                      Form Filed by More than
    NY,              NY              10021                                                       ---- One Reporting Person
-------------------------------------------    -------------------------------------------------------------------------------------
  (City)           (State)           (Zip)     TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                  (Month/      (Instr. 8)                                end of Issuer's     Direct         Benefi-
                                   Day/                                                  Fiscal Year         (D) or         cial
                                   Year)                ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                                        Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/27/00      G         566       D             --      9,251,879           --             --
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/27/00      G         566       D             --      9,251,879           --             --
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/27/00      G         566       D             --      9,251,879           --             --
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/27/00      G         566       D             --      9,251,879           --             --
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/27/00      G         566       D             --      9,251,879           --             --
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/27/00      G         566       D             --      9,251,879           --             --
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/27/00      G         566       D             --      9,251,879           --             --
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/27/00      G         566       D             --      9,251,879           --             --
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                                               (Print or Type Responses)             SEC 2270 (3/91)

                                                    ---------------------------
                                                           OMB APPROVAL
                                                    ---------------------------
------                                                 OMB Number: 3235-0362
FORM 5                                               Expires:  October 31, 2001
------                                               Estimated average burden
                                                    hours per response .... 1.0
                                                    ---------------------------

/ / Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                     WASHINGTON, D.C. 20549
    Section 16. Form
    4 or Form 5              ANNUAL STATEMENT OF CHANGES BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/ / Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/ / Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol  6. Relationship of Reporting Person(s)
  Carey,         William             P.           W.P. Carey & Co. LLC ("WPC")                  to Issuer (Check all applicable)
---------------------------------------------------------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. I.R.S. Identification   4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year          X  Officer (give    Other (Specify
  525 Park Avenue                                 Person, if an entity         12/2000          ----        title ---       below)
-------------------------------------------       (Voluntary)                                               below)
                 (Street)                                                                               Chairman & CEO
                                                    ###-##-####                                        ----------------------------
                                                                          ----------------------------------------------------------
                                                                          5. If Amendment,    7. Individual or Joint/Group
                                                                             Date of Original    Reporting (check applicable line)
                                                                             (Month/Year)         X   Form Filed by One
                                                                                                 ---- Reporting Person
                                                                                                      Form Filed by More than
    NY,              NY              10021                                                       ---- One Reporting Person
-------------------------------------------    -------------------------------------------------------------------------------------
  (City)           (State)           (Zip)     TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                the end of          Direct         Benefi-
                                  (Month/                                                Issuer's Fiscal     (D) or         cial
                                   Day/                 ----------------------------     Year (Instr. 3      Indirect       Owner-
                                   Year)                Amount    (A) or      Price      and 4)              (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/27/00      G         565       D             --      9,251,879           --             --
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/29/00      G         580       D             --      9,251,879           --             --
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/29/00      G         580       D             --      9,251,879           --             --
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*If the form is filed by more than one reporting person, see instruction 4(b)(v).

                          TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D) (Instr.   Year)                                 ity
                             Security                            3, 4, and 5)                                           (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.   /s/ William P. Carey            2/9/2001
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note. File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

http://www.sec.gov/smbus/forms/form5.htm
Last update: 08/23/1999